Exhibit 10.35

REAL D
100 N. Crescent Drive., Suite 120
Beverly Hills, CA 90210

September 1, 2007

Andrew A. Skarupa

1518 Alta Park Lane

La Canada, CA 91011

Re:	Amended and Restated Agreement of Employment by and between
REAL D and Andrew Skarupa

This Amended and Restated Agreement of Employment by and between REAL D (“REAL D”, or the “Company”) and Andrew Skarupa (this “Agreement”) amends and restates the terms contained in that certain Offer of Employment by REAL D dated December 17, 2004, previously agreed to by you and REAL D (the “Employment Offer”). You shall report directly to the Chief Executive Officer, and your title shall be Chief Financial Officer. The terms of our offer, and the benefits to be provided by the Company, each to be effective as of September 1, 2007, are as follows:

1.                                       Base Salary. Your base salary will be $225,000 per annum, effective as of September 1, 2007. Your base salary shall increase to $250,000 per annum once the installed base commitment exceeds 4,000 REAL D systems, and the installed base exceeds 1,500 REAL D systems.

2.                                       Term. Unless sooner terminated as hereinafter provided, the term of your employment hereunder shall continue for a period of four (4) years from the date hereof (the “Term”).

3.                                       Benefits. The Company shall provide you with standard medical benefits comparable in coverage to the medical benefits customarily provided to senior executives of the Company. For each full calendar year during the period that you are employed by the Company, you shall be entitled to three (3) paid weeks vacation (each week consisting of five (5) business days). In addition, you will be eligible to receive certain other employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides to its senior executives, including, for example, Company paid holidays. Finally, the Company will reimburse you for the reasonable and necessary costs of DSL, phone and office expenses; provided, that such expenses are approved in advance by the Company in writing.

4.                                       Bonuses. Throughout the Term, you shall be eligible to receive a bonus, payable within sixty (60) days of the end of each fiscal year during which you remain employed by the Company, in an amount equal to 1.2% of the Company’s Annual Free Cash Flow. In addition, you shall be eligible to receive an additional (i) one-time bonus equal to 15% of the base salary that you are then being paid if the Company exceeds its plan for the fiscal year ending March 31, 2008, and (ii) one-time bonus equal to 30% of the base salary that you are then being paid if the Company exceeds its plan for the fiscal year ending March 31, 2009, each such bonus to be payable within sixty (60) calendar days of the end of the fiscal year during the Term in which the applicable milestone is achieved. You must be employed at the end of a fiscal year to receive a bonus that would otherwise be payable for that fiscal year; provided, however, that in the event your employment is terminated by the Company without “Cause”, or is voluntarily terminated by you for “Good Reason” (each as defined in Section 9 below), you shall be entitled to receive a pro rated share of the bonus that would otherwise be payable to you within sixty (60) days of the end of the applicable fiscal year. For purposes of this Agreement, “Annual Free Cash Flow” shall mean the Company’s cash flow provided by operations, less all capital expenditures, for the fiscal year in question.

5.                                       Option Grant. In addition to the options to purchase shares of Common Stock of the Company that were previously granted to you, if and when the audited net income of the Company for any fiscal year exceeds $1,000,000, and provided that you are employed by the Company as of the actual date that this milestone is achieved (if at all), you will be granted an option to purchase 50,000 shares of Common Stock of the Company, pursuant to the Company’s 2004 Amended and Restated Stock Incentive Plan (the “Plan”), and with an exercise price equal to the fair market value of the Company’s Common Stock, as determined by the Board of Directors of the Company (the “Board”), on the date of grant. If and when granted, 12,500 of the shares subject to the option shall vest and become exercisable on the one (1) year anniversary of the date of grant, and 37,500 of the shares subject to the options shall vest and become exercisable monthly thereafter over the next three (3) years, with all of the options vesting in full upon the four (4) year anniversary of the date of grant. Further details on the Plan and any specific vesting and option grants to you will be provided upon final approval of such grants by the Board. Copies of the Plan and the Company’s standard form of option grant notice and stock option agreement will be made available to you upon request.

6.                                       Travel. You shall also be entitled to reimbursement, in accordance with the Company’s travel and entertainment policy, for all expenses incurred in travel pursuant to the normal course of business.

7.                                       Acceleration of Vesting. In accordance with the terms of the Plan, all of the then unvested shares subject to any unvested options that you then hold shall accelerate, vest and become exercisable (i) immediately prior to the consummation of a “Company Transaction” (as defined in the Plan), in the event the options are not assumed, converted or substituted for by the successor company, or (ii) immediately, in the event your employment hereunder should terminate (a) in connection with the Company Transaction, or (b) subsequently within one (1) year following such Company Transaction, or (iii) at such time as you no longer hold the title of Chief Financial Officer, or (iv) ten (10) business days following notice to us of either a change in your responsibilities that, in your reasonable judgment, represents a substantial reduction in your responsibilities as in effect immediately prior thereto, or the assignment to you of any duties or responsibilities that, in your reasonable judgment, are materially inconsistent with your status, title, position or responsibilities; provided, however, that no acceleration shall occur in connection with a termination of your employment for “Cause”, or by you voluntarily other than for “Good Reason” (each as defined in Section 9 below).

8.                                       Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you have previously executed the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. During the period that you render services to the Company, you (a) agree to not engage in any employment, business or activity that is in any way competitive with the 3-D cinema business then conducted or then proposed to be conducted by the Company, (b) will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company, and (c) will not assist any other person or organization in competing with the Company’s 3-D cinema business or in preparing to engage in competition with the 3-D cinema business or proposed 3-D cinema business of the Company. You represent that your execution of this Agreement, agreement(s) concerning stock options granted to you, if any, under the Plan, and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your continuation of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

9.                                  Severance. Notwithstanding anything to the contrary set forth herein, in the event your employment hereunder is terminated by the Company without “Cause” or by you for “Good Reason” (each as defined in this Section 9), at any time during the Term, you shall immediately receive a cash payment equivalent to one-half (1/2) of the base salary per annum then being paid to you, and payable in a lump sum amount (less required withholding).

For purposes of your employment and any option grants to be made pursuant to the terms of this Agreement, “Cause” shall mean your: (i) conviction of any crime which constitutes a felony involving moral turpitude or which impairs your ability to perform your duties with the Company; (ii) commitment of any act of dishonesty or fraud against the Company, or its affiliates, or the misappropriation of funds of the Company, or its affiliates; (iii) failure to follow the reasonable policies or directions of the Board or failure to substantially perform your duties to the Company, in either case which failure is not cured within thirty (30) days of the Company’s written notice to you; or (iv) breach of any terms of your employment hereunder or your Employee Invention Assignment and Confidentiality Agreement, which breach is not cured within thirty (30) days of the Company’s written notice to you.

For purposes of your employment and any Option grants to be made pursuant to the terms of this Agreement, “Good Reason,” shall mean the occurrence of any of the following events or conditions, and the failure of the Company or, in the case that a “Company Transaction” has occurred (as defined in the Plan), the “Successor Company” (as defined in the Plan), to cure such event or condition within thirty (30) days after receipt of written notice from you:

(a)                                  a change in your status, title, position or responsibilities (including reporting responsibilities) that, in your reasonable judgment, represents a substantial reduction in your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities that, in your reasonable judgment, are materially inconsistent with your status, title, position or responsibilities; or your removal from or any failure to reappoint or reelect you to any of such positions, except in connection with the termination of your employment for Cause, as a result of your “Disability” (as defined in the Plan), or death, or by you other than for Good Reason;

(b)                                 a reduction in your base annual salary;

(c)                                  the Company’s or the Successor Company’s requiring you (without your consent) to be based at any place outside a 25-mile radius of your place of employment on the date of this Agreement, except for reasonably required travel on the Company’s or the Successor Company’s business that is not materially greater than such travel requirements as historically required;

(d)                                 the Company’s or the Successor Company’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which you were participating as of the date of this Agreement, or at the time of a Company Transaction, as applicable, and including, but not limited to, the Plan, or (ii) provide you with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect as of the date of this Agreement, or immediately prior to the Company Transaction, as applicable;

(e)                                  any material breach by the Company or Successor Company of its obligations to you under the Plan or any substantially equivalent plan of the Company or the Successor Company;

(f)                                    any purported termination of your employment or service relationship for Cause by the Company or the Successor Company that is not in accordance with the definition of Cause contained in this Section 9; or

(g)                                 any change in your reporting relationship relative to Michael V. Lewis.

10.                                 Entire Agreement; No Modification. This Agreement, your Employee Invention Assignment and Confidentiality Agreement, and the Plan, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior oral or written agreements, understandings, representations and courses of conduct and dealing between the parties relating to the subject matter hereof, including without limitation the Employment Offer. This Agreement may not be amended or modified except in a writing executed by both parties hereto. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which will constitute one and the same instrument.

11.                            At-Will Employment. You will continue to be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, or no reason, and at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

12.                                 Miscellaneous.

(a)                                  All payments to be made pursuant to this Agreement shall be made, in US Dollars, in accordance with normal payroll practices, and shall be subject to withholding of such amounts as is required under applicable law.

(b)                                 This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Los Angeles County, California in connection with any action relating to this Agreement.

(c)                                  Any and all notices required or permitted to be given to you or the Company pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth in this Agreement for such party, or at such other address as such party may designate by one of the indicated means of notice herein to the other party hereto.

Could you please sign the enclosed copy of this Agreement in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the Employee Invention Assignment and Confidentiality Agreement previously executed by you.

Very truly yours,

/s/ Michael V. Lewis
Michael V. Lewis,
Chief Executive Officer

Acceptance

I have read and understand the Employment Terms, and hereby acknowledge that I accept and agree to the terms as set forth above, and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth herein.

/s/ Andrew A. Skarupa	9/1/2007
Andrew A. Skarupa	Date Signed